Exhibit 99.1

ENVESTNET TO ACQUIRE PLACEMARK INVESTMENTS

Placemark OverlayTM Solidifies Firms’ Leadership in UMA Services

CHICAGO, IL — July 1, 2014 — Envestnet, Inc. (NYSE: ENV), a leading provider of unified wealth management technology and services to investment advisors, announced today that it has entered into a definitive agreement to acquire Placemark Holdings, Inc., a firm that develops Unified Managed Account (UMA) programs and other portfolio management outsourcing solutions for banks, full-service broker-dealers and RIA firms.

Placemark’s patented, industry-leading portfolio overlay and tax optimization service bolsters Envestnet | PMC’s product and service offerings for investment advisors, who are increasingly turning to UMAs to meet diverse investor needs. The UMA structure builds on the success of previous-generation separately managed accounts, combining multiple investment products into one account and delivering automated rebalancing and customization services that allow for more tailored investment solutions.

“Placemark delivers an efficient model of investing through its focus on Unified Account Management and value-added overlay services, both of which are critical for fee-based financial advisors to meet the unique needs of their clients,” said Jud Bergman, Chairman and Chief Executive Officer, Envestnet. “This acquisition significantly expands Envestnet’s presence in the full-service broker-dealer channel, giving us added resources to serve a broad spectrum of wealth management needs, while delivering increased value to our shareholders.”

Placemark had approximately $14 billion in UMA assets under management as of March 31, 2014, which would boost Envestnet to #5 on the list of top Unified Managed Account providers in the industry with $24.7 billion in assets, according to Cerulli rankings. Placemark CEO Lee Chertavian will join Envestnet as Group President of Envestnet | Placemark.

“Placemark has created significant momentum in delivering customizable UMA and overlay solutions to our customers, which is critical for simplifying the delivery of sophisticated and diverse strategies to investors,” said Lee Chertavian, Chairman and CEO of Placemark Investments. “Having access to Envestnet’s broad wealth management platform solutions should accelerate many of our strategic initiatives, addressing our customers’ existing and emerging wealth management needs.”

Envestnet will initially operate Placemark’s web-based UMA platform technology in tandem with its platform, benefiting customers of both firms with overlay services and delivering Envestnet’s sophisticated model management and rebalancing tools and reporting solutions to Placemark’s clients. A full integration and consolidation is expected in 2016.

“We are excited to welcome the Placemark team to Envestnet and to deliver all aspects of our integrated platform and services to their clients, helping them achieve their business goals,” said Bill Crager, President, Envestnet. “Placemark’s UMA focus and overlay solutions further our efforts to empower advisors with the tools and resources they need to deliver personalized service and better outcomes for their clients.”

Envestnet has agreed to acquire Placemark for $66 million in cash upon closing. The transaction is subject to customary closing conditions, including customer consents, and is expected to close during the second half of 2014.  Raymond James & Associates served as financial advisor to Placemark Investments, Inc. Envestnet did not retain a financial advisor.  Mayer Brown LLP acted as legal counsel to Envestnet and Goodwin Procter LLP acted as counsel to Placemark Investments, Inc.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

For more information on Envestnet, please visit www.envestnet.com.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release. For example, the Company’s forward-looking statements related to Placemark and the anticipated acquisition could prove incorrect if the transaction were to not close, if Placemark were to perform differently than currently expected by the Company or if anticipated benefits of the transaction are not realized. More generally, potential risks, uncertainties and other factors relating to the Company’s business include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of July 1, 2014 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investors: Investor Relations Investor.relations@envestnet.com (312) 827-3940	Media: Laura Simpson Jennifer Connelly Public Relations lsimpson@jcprinc.com (973) 850-7319